                           SCHEDULE 14A INFORMATION
                           ------------------------

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.__)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              ETEC SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:


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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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

                                                                    PRELIMINARY

                                     LOGO

                              ETEC SYSTEMS, INC.
                            26460 CORPORATE AVENUE
                               HAYWARD, CA 94545
                                (510) 783-9210

                               OCTOBER 24, 1997

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Etec Systems, Inc., which will be held on Tuesday, December 2, 1997, at 10:00 a.m., at 26460 Corporate Avenue, Building 2, Hayward, California.

  The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

  After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the prepaid envelope addressed to Morrow & Co., Inc., our agent, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

  A copy of the Company's 1997 Annual Report to Stockholders is also enclosed.

  The Board of Directors and management look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ Stephen E. Cooper
                                          -----------------------
                                          Stephen E. Cooper
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                                                                    PRELIMINARY

                              ETEC SYSTEMS, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 2, 1997

                               ----------------

To the Stockholders of Etec Systems, Inc.:

  The Annual Meeting of Stockholders of Etec Systems, Inc., a Nevada corporation (the "Company"), will be held on Tuesday, December 2, 1997, at 10:00 a.m. Pacific Standard Time, at 26460 Corporate Avenue, Building 2, Hayward, California, for the following purposes:

    1. To elect eight directors;

    2. To approve an amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock;

    3. To approve an amendment to the 1995 Omnibus Incentive Plan to increase the number of available shares;

    4. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants; and

    5. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

  Stockholders of record as of the close of business on October 15, 1997 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available for examination by any stockholder, for any purpose germane to the meeting, at the Assistant Secretary's office, 26460 Corporate Avenue, Hayward, California, during ordinary business hours, ten days before the meeting.

  IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE MEETING.

                                          By Order of the Board of Directors

                                          /s/ Richard S. Grey
                                          ----------------------
                                          Richard S. Grey
                                          Secretary

Hayward, California
October 24, 1997

                                                                    PRELIMINARY

                              ETEC SYSTEMS, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Etec Systems, Inc., a Nevada corporation (the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at 26460 Corporate Avenue, Building 2, Hayward, California, on Tuesday, December 2, 1997 and any adjournment thereof (the "Annual Meeting"). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the nominees for directors listed in this Proxy Statement and FOR approval of Proposals 2, 3 and 4 described in the Notice of Annual Meeting and in this Proxy Statement.

  Stockholders of record at the close of business on October 15, 1997 are entitled to notice of and to vote at the Annual Meeting. As of the close of
business on such date, the Company had    shares of Common Stock outstanding
and entitled to vote. The presence in person or by proxy of the holders of a majority of the Company's outstanding shares entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the record date.

  Directors are elected by a plurality vote. The other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If a broker who is the record holder of certain shares indicates on a proxy that he or she does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of a particular matter has been obtained.

  The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies at a cost of approximately $5,000.

  This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about October 24, 1997.

                                   IMPORTANT

  PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

                       PROPOSAL 1--ELECTION OF DIRECTORS

NOMINEES

  The Board of Directors proposes the election of eight directors of the Company for a term of one year. Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

    Names of the nominees and certain biographical information about them are set forth below:

    MR. STEPHEN E. COOPER, age 51, joined the Company as President and Chief Operating Officer in January 1993 and was named Chief Executive Officer in July 1993. He was initially appointed to the Board of Directors in March 1993 and became the Chairman of the Board in April 1995. Before joining the Company, Mr. Cooper served as President and Chief Executive Officer of Bipolar Integrated Technology, a manufacturer of bipolar emitter coupled logic semiconductors, from 1987 to 1990. From 1980 to 1987, Mr. Cooper held various positions, including President and Chief Operating Officer, with Silicon Systems, Inc., a manufacturer of analog/digital semiconductors. From 1973 to 1980, Mr. Cooper held various engineering and management positions at Intel Corporation, including Engineering Manager and Wafer Fabrication Manager. He is also a director of Vivid Semiconductor.

    MR. TAKESHI (JOHN) SUZUKI, age 59, has been a director of the Company since May 1994. Mr. Suzuki has been President and a director of Etec Japan since May 1990. He founded Etec Japan in 1977. Mr. Suzuki has worked in the electronics industry since 1962 and has extensive international trade experience.

    MR. EDWARD L. GELBACH, age 66, has been a director of the Company since June 1995. He has been a private investor for more than the past five years and also serves as a director of Richey Electronics Inc. and Bell Microproducts. Mr. Gelbach held various positions at Intel Corporation, including Senior Vice President Corporate Marketing, from 1971 to 1989. He held various positions at Texas Instruments, including National Sales Manager, from 1965 through 1971.

    MR. JOHN MCBENNETT, age 59, has been a director of the Company since December 1994. Mr. McBennett has been the Corporate Controller of Perkin-Elmer, which manufactures analytical instrumentation, since 1977. He has been a corporate officer of Perkin-Elmer since 1993.

    MR. WILLIAM J. RYAN, age   , is proposed as a director for the Company.
  Mr. Ryan has been Executive Vice President, Operations and a director of Angstrom Technologies, Inc., which manufactures electro optical scanners, since 1994. He co-founded Angstrom Technologies in 1993. Previously, Mr. Ryan was Vice President, Operations of SVG Lithography Systems, Inc. from 1992 to 1994. From 1965 to 1992, he held various management positions at IBM Corporation, including Senior Manager Advanced Semiconductor Equipment Engineering. Mr. Ryan holds eight patents.

    MR. WILLIAM T. SIEGLE, age 58, is proposed as a new director of the Company. Dr. Siegle is a group Vice President for Technology Development and Chief Scientist at Advanced Micro Devices, Inc., a semiconductor manufacturer where he has been employed since 1990. Previously, he was employed in a variety of positions in product and technology development and manufacturing with the IBM Corporation from 1964 to 1990.

    MR. THOMAS M. TRENT, age 52, has been a director of the Company since December 1994. From 1986 through 1996, Mr. Trent was a Vice President of Micron Technology, Inc., a semiconductor manufacturer. He joined Micron as an integrated circuit design engineer in 1980. Previously, Mr. Trent worked in Motorola Inc.'s semiconductor research and development department.

    MR. ROBERT L. WEHRLI, age 75, joined the Company's Board of Directors in April 1995. Since 1977, Mr. Wehrli has been owner and Chief Executive Officer of Chronometry, Inc., a consulting firm. Mr. Wehrli has been Chairman of the Board of Siliconix, Inc., a manufacturer of power semiconductors, since 1990, and a director of Siliconix since 1981. He is also a director of PECO Controls Co.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION FOR DIRECTOR OF THE NOMINEES SET FORTH ABOVE.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors held seven meetings during the fiscal year ended July 31, 1997. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve.

  The Board of Directors has appointed a Compensation Committee and an Audit Committee. The Compensation Committee and Audit Committee are comprised entirely of independent directors.

  The members of the Compensation Committee during fiscal 1997 were Jack H. King, Thomas M. Trent and Robert L. Wehrli. Mr. King will no longer serve as a director of the Company following the 1997 Annual Meeting of Stockholders. The Compensation Committee held five meetings during fiscal 1997. The Compensation Committee's functions are to review and approve salaries and incentive compensation of the executive officers of the Company, and to administer the Company's incentive compensation and benefit plans.

  The members of the Audit Committee during fiscal 1997 were Catherine P. Lego and John McBennett. Ms. Lego will no longer serve as a director of the Company following the 1997 Annual Meeting of Stockholders. The Audit Committee held six meetings during fiscal 1997. The Audit Committee's functions are to review the results and the scope of the annual audit and the other services provided by the Company's independent accountants, and monitor the effectiveness of the Company's internal financial and accounting organization and controls and financial reporting.

DIRECTORS' COMPENSATION

  Employee directors (including Messrs. Cooper and Suzuki) receive no additional compensation for service on the Board of Directors. Non-employee directors of the Company receive $1,500 for each Board meeting and $500 for each Board committee meeting attended in person. Directors are also reimbursed for their expenses for each meeting attended in person and are eligible to participate in the Company's 1995 Directors' Stock Option Plan (the "1995 Directors' Plan").

  Under the terms of the 1995 Directors' Plan, upon appointment to the Board, each non-employee director receives an option to purchase 8,000 shares of Common Stock. These one-time grants vest in two installments, with half of the shares vesting six months after the grant date and the other half vesting on the first anniversary of the grant date. In addition, during his or her tenure, each non-employee director receives an annual grant (upon the anniversary of such director's initial grant of options) of options to purchase 3,000 shares. Annual grants of options vest on the first anniversary of the grant date. Under the 1995 Directors' Plan, each option's exercise price is 100% of the fair market value of the underlying shares on the grant date.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as of October 15, 1997, as to shares of the Company's Common Stock beneficially owned by: (i) each of the Company's executive officers, including those named in the Summary Compensation Table, (ii) each of the Company's directors, (iii) all directors and executive officers of the Company as a group, and (iv) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock.

                                                        SHARES     PERCENTAGE
                                                     BENEFICIALLY BENEFICIALLY
                                                       OWNED(1)   OWNED(1)(2)
                                                     ------------ ------------
Frank E. Abboud(3)..................................                    *%
William D. Cole(3)..................................                    *
Stephen E. Cooper(3)................................                    *
Trisha A. Dohren(3).................................                    *
Edward L. Gelbach(3)................................                    *
Mark A. Gesley(3)...................................                    *
Jack H. King(3)(4)..................................                    *
Catherine P. Lego(3)................................                    *
John McBennett(3)...................................                    *
William D. Snyder(3)................................                    *
Takeshi (John) Suzuki(3)............................                    *
Thomas M. Trent(3)..................................                    *
Paul A. Warkentin(3)................................                    *
Robert L. Wehrli(3).................................                    *
All directors and executive officers as a group (14
 persons)(3)........................................

--------
 * Amount represents less than 1% of the Company's Common Stock.

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3) Includes shares issuable upon exercise of options within 60 days of
    October 15, 1997 as follows: Mr. Abboud,   , Mr. Cole,   , Mr. Cooper,   ,
    Ms. Dohren,   , Mr. Gelbach,   , Mr. Gesley,   , Mr. King,   , Ms. Lego,
      , Mr. McBennett,   , Mr. Snyder,   , Mr. Suzuki,   , Mr. Trent,   , Mr.
    Warkentin,   , Mr. Wehrli,   , and all executive officers and directors as
    a group (14 persons),   .

(4) Excludes    shares held by Zitel Corporation, of which Mr. King is
    President, Chief Executive Officer and a director and may be deemed to share voting or dispositive power over such shares.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth compensation for services rendered in all capacities to the Company for the three fiscal years ended July 31, 1997 of
(i) the Company's Chief Executive Officer, (ii) the Company's five other most highly compensated executive officers whose total annual salary and bonus for fiscal year 1997 exceeded $100,000 (the "Named Officers").


                                                         LONG-TERM
                                  ANNUAL COMPENSATION   COMPENSATION
                                  --------------------  ------------
                                                           AWARDS
                                                        ------------
                                                         SECURITIES
                                                         UNDERLYING
NAME AND PRINCIPAL POSITION  YEAR SALARY($)  BONUS($)    OPTIONS(#)  ALL OTHER
---------------------------  ---- ---------- ---------  ------------ ---------
Stephen E. Cooper........... 1997    348,950   132,088    100,000      2,000(1)
 Chairman, President and     1996    242,281   123,750     44,000      2,387(1)
 Chief Executive Officer     1995    200,655    93,698     44,000      2,006(1)

Takeshi (John) Suzuki....... 1997    206,992    67,516     15,000     60,618(2)
 President, Etec Japan       1996    226,120    85,397     12,000     55,787(2)
                             1995    277,610    63,058     16,000     62,710(2)

William D. Cole(3).......... 1997    202,187    80,400     16,000      1,442(1)
 Vice President, Sales and   1996        --        --      70,000        --
 Customer Support            1995        --        --         --         --

Roy A. Earle(4)............. 1997    189,965   176,440     20,000      1,142(1)
 Vice President, European    1996    139,116   100,000     90,000        572(1)
 Operations                  1995        --        --         --         --

Philip J. Koen, Jr.(5)...... 1997    233,381    76,440          0      1,059(1)
 Vice President and Chief    1996    178,181    90,000     16,000      1,592(1)
 Financial Officer           1995    150,001    68,144     22,000      1,500(1)

Paul A. Warkentin........... 1997    159,432    54,600     40,000      1,470(1)
 Senior Vice President and   1996    141,575    49,500     15,000      1,158(1)
 Chief Operating Officer     1995    110,001    35,776     12,000      1,100(1)

--------
(1) Represents contributions by the Company under its 401(k) plan.
(2) Represents contributions by the Company to a plan which provides for payments to Mr. Suzuki during his retirement, pursuant to an agreement the Company and Mr. Suzuki entered into in fiscal 1994, and for a housing allowance.
(3) Mr. Cole commenced employment with the Company on July 29, 1996.
(4) Mr. Earle commenced employment with the Company on October 9, 1995. Mr. Earle's bonus includes a hiring bonus of $100,000 which was paid in fiscal year 1996 and an additional bonus of $100,000 paid during fiscal year 1997 upon achievement of his performance plan metrics.
(5) Mr. Koen's employment with the Company terminated on July 8, 1997.

STOCK OPTIONS

  The following table summarizes options granted to the Company's Chief Executive Officer and the Named Executive Officers during fiscal year 1997.

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                                               REALIZABLE VALUE
                                                                               AT ASSUMED ANNUAL
                                                                                RATES OF STOCK
                                                                              PRICE APPRECIATION
                                           INDIVIDUAL GRANTS                  FOR OPTION TERM(2)
                          --------------------------------------------------- -------------------
                          NUMBER OF     % TOTAL
                          SECURITIES    OPTIONS
                          UNDERLYING   GRANTED TO
                           OPTIONS     EMPLOYEES    EXERCISE PRICE EXPIRATION
  NAME                    GRANTED(1) IN FISCAL YEAR  PER SHARE(1)     DATE      5%($)    10%($)
  ----                    ---------- -------------- -------------- ---------- --------- ---------
Stephen E. Cooper.......   100,000       11.85%         $36.75       3/4/07   2,311,188 5,857,004
Takeshi (John) Suzuki...    15,000        1.78%         $42.50       6/3/07     400,920 1,016,011
William D. Cole.........    16,000        1.90%         $42.50       6/3/07     427,648 1,083,745
Roy A. Earle............    20,000        2.37%         $42.50       6/3/07     534,560 1,354,681
Philip J. Koen, Jr.(3)..         0           0%         $    0          --            0         0
Paul A. Warkentin.......    40,000        4.74%         $42.50       6/3/07   1,069,121 2,709,362

--------
(1) All options were granted with an exercise price at or above fair market value. During fiscal year 1997, no stock appreciation rights were awarded to any executive officer.
(2) There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the 5% and 10% assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grant made to the Named Officer.
(3) Mr. Koen's employment with the Company terminated on July 8, 1997.

  The following table summarizes exercises of options during fiscal 1997 by the Company's Chief Executive Officer and the Named Officers and the value of options held by each such person at the end of fiscal 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           SECURITIES UNDERLYING           VALUE OF
                                                                UNEXERCISED               UNEXERCISED
                                                                OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                             JULY 31, 1997(#)         JULY 31, 1997($)(2)
                                                         ------------------------- -------------------------
                          SHARES ACQUIRED     VALUE
  NAME                    ON EXERCISE(#)  REALIZED($)(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----                    --------------- -------------- ----------- ------------- ----------- -------------
Stephen E. Cooper.......      23,500          893,767      22,000       167,500       891,022    4,542,750
Takeshi (John) Suzuki...      13,334          558,257      11,000        32,000       494,250      855,000
William D. Cole.........           0                0      17,500        68,500       555,625    1,854,875
Roy A. Earle............      20,000          683,904       2,500        87,500        76,875    3,261,625
Philip J. Koen, Jr.(3)..      81,667        2,743,306           0             0             0            0
Paul A. Warkentin.......      24,574          954,332      22,075        68,136     1,079,898    1,703,104

--------
(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.
(2) Calculated on the basis of the fair market value of the underlying securities at July 31, 1997 ($54.25 per share) minus the exercise price.
(3) Mr. Koen's employment with the Company terminated on July 8, 1997.

EMPLOYMENT AGREEMENTS AND TERMINATION AGREEMENTS

  None of the executive officers named in the Summary Compensation Table has an employment agreement with the Company, except that Mr. Cooper and Ms. Trisha Dohren, Vice President of Corporate Services are each entitled to 26 weeks of salary continuance if the Company terminates his or her employment other than for cause.

PENSION AND LONG-TERM INCENTIVE PLANS

  The Company has no pension or long-term incentive plans for its executives, except that the Company makes an annual contribution to Mr. Suzuki's retirement plan pursuant to an agreement between the Company and Mr. Suzuki.

                     REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  During fiscal 1997, the Compensation Committee of the Company's Board of Directors (the "Committee") was comprised of three non-employee directors, Messrs. Jack H. King, Thomas M. Trent and Robert L. Wehrli. Mr. King will no longer serve as a director of the Company following the 1997 Annual Meeting of Stockholders. The Committee meets regularly, prior to a scheduled meeting of the Board of Directors, and holds special meetings as required.

  The charter of the Compensation Committee is to provide guidance and leadership to the Chief Executive Officer and the Vice President of Corporate Services to enable them to design and implement executive compensation packages to enable the Company to attract and retain executive management. The primary role of the Committee is to review and approve the salary, bonus, stock options and other benefits, direct or indirect, of the Company's senior management.

 EXECUTIVE COMPENSATION OBJECTIVES

  The Company's major objectives in defining executive officer compensation are to:

  . Attract and retain key executive management and leadership to ensure the success of the Company;

  . Align executive compensation targets with the annual as well as long-term financial, operational and strategic objectives of the Company; and

  . Reward key executives for their contribution to the long-term success of the Company by providing opportunities for them to acquire an ownership interest in the Company.

 COMPONENTS OF EXECUTIVE COMPENSATION

  The Committee approved the fiscal year 1997 executive compensation package upon consideration of base salary, annual cash incentives and long-term stock-based incentives.

  Base Salary. The base salary for executive officers of the Company takes into account individual performance, the scope of the executive officer's responsibilities and comparative compensation data for companies of a similar size and organizational structure that are located in the Northern California area. In fiscal year 1997 certain executive officers received increases to their base salaries as a result of changes or increases in management responsibilities and to reflect adjustments to comparative market data.

  Annual Cash Incentives. Annual cash bonuses are earned according to a formula that was designed to reward key executive officers for the overall performance of the Company. The Senior Management Incentive Program ("SMIP") awards key executives according to a targeted return on the Company's net capital employed. The maximum payout under the SMIP is capped at 200% of the fiscal year's 1997 targeted incentive. The target SMIP provided cash incentive compensation to executives in amounts ranging from 27% to 67% of the executive's base salary for fiscal 1997.

  The Compensation Committee approves the SMIP to ensure that the target financial, operational and performance objectives of the program are properly aligned with the performance of the Company. In addition, the Committee approves any changes to participation in the SMIP.

  Long-Term Stock-Based Incentives. Long-term stock-based incentives are provided through periodic stock option grants pursuant to the Company's 1995 Omnibus Incentive Plan. The option grants are made based on an exercise price which is equal to the market price of the Company's outstanding shares at the time of the grant. The objective of these grants is to ensure that the interests and objectives of the executive are more closely aligned with the long-term interests and returns that will be realized by the stockholder. In awarding option grants, the Committee also considers the vesting schedule of an executive officer's current options as well as comparable data indicating long-term awards provided to executive officers of similar industries and possessing similar responsibilities in the Northern California region. However, the Committee does not intend to adhere to any specific guidelines and may elect to vary the size of an option grant to any executive officer in consideration of his or her overall option and compensation package.

 CHIEF EXECUTIVE OFFICER (CEO) COMPENSATION

  Chief executive officer compensation is comprised of the same components as the other executive officers' compensation: base salary, annual cash incentives and long-term stock-based incentives. The compensation payable to Mr. Stephen E. Cooper, the Chief Executive Officer during fiscal year 1997 was determined by the Board of Directors in consideration of comparable base salary levels in effect for chief executive officers of similar sized companies in similar industries and in the Northern California region. Mr. Cooper's compensation package was designed to achieve two primary objectives:
(1) to provide a base compensation level that is competitive with that paid to other chief executive officers of peer group companies according to the criteria described above, and (2) to base a significant portion of his compensation on the annual and long-term performance of the Company. The cash bonus paid to Mr. Cooper for the 1997 fiscal year was based on the Company's achievement of return on net capital employed. No dollar guarantee is provided going forward.

  Mr. Cooper received an increase in base salary from $226,800 in fiscal year 1996 to $350,000 in fiscal year 1997. The increase was to ensure a competitive base salary level. No adjustment in base salary was made in fiscal year 1996. A stock option for an additional 100,000 shares of Common Stock was granted to Mr. Cooper on March 4, 1997 to bring his level of unvested option holdings to a level deemed appropriate to maintain a meaningful incentive in which to contribute and share in the financial success of the Company through stock price appreciation.

 COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid or accrued to certain executive officers in any year. The compensation paid to the Company's executive officers for the 1997 fiscal year did not exceed $1 million for any executive officer. It is not expected that the compensation paid in fiscal year 1998 will exceed the $1 million limit for any executive officer of the Company.

  Submitted by the Compensation Committee of the Company's Board of Directors:

    Jack H. King
    Thomas M. Trent
    Robert L. Wehrli

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is comprised of Messrs. Jack H. King, Thomas M. Trent, and Robert L. Wehrli. None of these individuals were at any time during fiscal year 1997, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                             CERTAIN TRANSACTIONS

  In fiscal 1997 the Company made loans to certain executive officers pursuant to the Company's Executive Loan Program, as follows: (i) $100,000 to Frank Abboud, Vice President of Product Development. Mr. Abboud's loan has a five-year term and is secured by a Deed of Trust on his principal residence; (ii) $100,000 to Trisha Dohren, Vice President of Corporate Services, which has been paid in full; and (iii) $100,000 to Paul Warkentin, Senior Vice President and Chief Operating Officer, which has been paid in full.

  It is the Company's current policy that it will enter into transactions with officers, directors, five percent stockholders and their affiliates only if such transactions are approved by a majority of the disinterested independent directors, are on terms no less favorable to the Company than could be obtained from unaffiliated parties and are reasonably expected to benefit the Company.

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return of the Company's Common Stock with The Nasdaq Stock Market Index (U.S.) and Hambrecht & Quist Semiconductor Index. The comparison assumes the investment of $100 on October 24, 1995 (the date the Company's Common Stock became registered under
Section 12 of the Securities Exchange Act of 1934) based on the initial public offering price of such stock on that date and the assumption that dividends were reinvested when paid. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG ETEC SYSTEMS, INC., THE NASDAQ
                                 STOCK MARKET
          INDEX (U.S.) AND THE HAMBRECHT & QUIST SEMICONDUCTOR INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

                                     Cumulative Total Return
                                     ------------------------
                                     10/24/95 - 7/96     7/97
ETEC SYSTEMS, INC.                    100      235       543
NASDAQ STOCK MARKET(U.S)              100      105       155
HAMBRECHT & QUIST SEMICONDUCTORDS     100       63       156

            PROPOSAL 2--TO APPROVE AN AMENDMENT TO THE ARTICLES OF
                      INCORPORATION OF ETEC SYSTEMS, INC.

PROPOSAL 2

  The stockholders are being asked to approve an amendment to the Company's Articles of Incorporation to increase the authorized number of shares of Common Stock from 40,000,000 to 60,000,000 shares. The Board of Directors approved the amendment on September 22, 1997, subject to stockholder approval.

  The Articles of Incorporation presently provide that the Company is authorized to issue two classes of stock, consisting of Common Stock and
Preferred Stock. On October 15, 1997,     shares of Common Stock were issued
and outstanding, and     shares of Common Stock were reserved for issuance
upon the exercise of outstanding options. The remaining number of authorized but unissued shares of Common Stock are not reserved for any specific use and are available for future issuance.

  The proposed amendment will authorize additional shares of Common Stock to provide the Company with the flexibility to issue Common Stock as may be necessary to complete strategic acquisitions or other corporate transactions, or to declare a share dividend or stock split. The proposed amendment would enable the Company to accomplish its business and strategic objectives in an expeditious manner.

  The additional shares of Common Stock authorized by the proposed amendment could be used to dilute the stock ownership of persons seeking to obtain control of the Company. The proposed amendment, together with the right of the Board of Directors to issue Preferred Stock without further shareholder approval, may have the effect of delaying or deterring a change in control or management of the Company.

PROPOSAL 2 AMENDMENT

  The amendment, which is subject to stockholder approval, amends and restates the first paragraph of Article Fourth of the Eighth Amended and Restated Articles of Incorporation to read as follows:

    "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is seventy million (70,000,000) shares. Of said shares, sixty million (60,000,000) shares shall be common stock ("Common Stock") with a par value of $0.01 per share and ten million (10,000,000) shares shall be preferred stock ("Preferred Stock") with a par value of $0.01 per share."

REQUIRED APPROVAL

  The affirmative vote of the holders of a majority of shares of Common Stock represented and voting at a duly held meeting at which a quorum is present is required to approve the amendment to the Articles of Incorporation. Unless marked to the contrary, proxies received will be voted "FOR" approval of the Proposal 2 amendment to the Company's Articles of Incorporation.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3--TO APPROVE AN AMENDMENT TO THE 1995 OMNIBUS INCENTIVE PLAN OF ETEC
                                 SYSTEMS, INC.

SUMMARY OF THE 1995 OMNIBUS INCENTIVE PLAN

  The 1995 Omnibus Incentive Plan of the Company (the "1995 Plan"), which was adopted by the Board of Directors in July 1995 and approved by the stockholders in September 1995, became effective upon the consummation of the Company's initial public offering in October, 1995.

  The 1995 Plan originally provides for awards in the form of restricted shares, options, and stock appreciation rights ("SARs"). Options issued under the 1995 Plan may take the form of incentive stock options

("ISOs") intended to qualify for preferential tax treatment under section 422 of the Internal Revenue Code (the "Code"), and nonstatutory stock options ("NSOs") that do not qualify for such treatment. A total of 1,975,000 shares of Common Stock have been reserved for issuance under the 1995 Plan.

  The Board of Directors recently amended the 1995 Plan to limit the number of restricted shares that may be awarded to 10% of the shares allocated to the 1995 Plan and to eliminate awards in the form of SARs.

  The 1995 Plan is administered by the Compensation Committee of the Board of Directors, which is comprised of directors of the Company who are disinterested within the meaning of Rule 16b-3 of the Exchange Act. The Board of Directors may appoint another committee, which may consist of any two or more members of the Board of Directors, to administer the 1995 Plan with respect to employees who are not officers or directors. Subject to the limitations set forth in the 1995 Plan, the applicable committee has the authority to determine to whom options will be granted or shares will be sold or awarded and to determine the terms and conditions of each grant, sale or award. Options and rights to purchase shares under the 1995 Plan are nontransferable, except in the case of a Qualified Domestic Relations Order.

  All employees and select consultants of the Company worldwide are eligible for awards under the 1995 Plan, except that only employees are eligible for the grant of ISOs. No participant may be granted options covering more than 100,000 shares under the 1995 Plan in any calendar year.

  Vesting of restricted shares or stock options will be specified in individual agreements. Stock options become immediately exercisable in the event of death or total and permanent disability, and vesting of stock options may be accelerated in the event of a merger, consolidation or sale of substantially all of the assets of the Company that constitutes a change in the control of the Company, or in the event of the employee's retirement or any other event determined by the administering committee.

  The committee may grant options that are exercisable prior to becoming vested, subject to the Company's right to repurchase unvested shares.

  The Board of directors has the discretion to grant NSOs under the 1995 Plan at an exercise price below the fair market value of the Common Stock on the date of grant. No NSOs with exercise prices below fair market value have been granted to date. The exercise price of an ISO cannot be less than 100% of the fair market value of the Common Stock on the date of grant and, if the ISO is granted to a holder of more than 10% of the voting power of the Company, not less than 110% of such fair market value. The maximum term of an ISO is ten years and, if the ISO is granted to a holder of more than 10% of the voting power of the Company, five years.

  All existing employees of the Company worldwide are eligible for awards
under the 1995 Plan. At October 15, 1997, options to purchase     shares had
been granted under the 1995 Plan. No restricted shares have been granted under
the 1995 Plan to date. There are currently     shares available for future
grants under the 1995 Plan. If any restricted shares or options granted under the 1995 Plan are forfeited, then they will again become available for awards under the 1995 Plan. The 1995 Plan automatically terminates ten years from the date of stockholder approval.

PROPOSAL 3

  The stockholders are being asked to approve an amendment to the Company's 1995 Plan that will increase the number of shares of Common Stock available for issuance under the 1995 Plan by an additional 1,000,000 shares. The Board of Directors approved the amendment to the 1995 Plan on September 4, 1997, subject to stockholder approval.

  The Company believes that approval of the amendment is in the best interests of the Company and its stockholders because the availability of shares reserved for issuance under the 1995 Plan and the ability to grant stock options is a critical factor in its ability to attract, retain and motivate employees. The Company currently grants options to all employees worldwide upon hire, and periodically, to key employees or in recognition of achievement of certain performance criteria. In the recent year, the Company has experienced revenue growth from $145.6 million in 1996 to $240.9 million in 1997. Additionally, in the third quarter of fiscal 1997, the Company acquired all of the shares of Munich, Germany based Ebetech Electron Beam Technology GmbH ("Ebetech"), and formed a new subsidiary to employ the Ebetech personnel. Critical hires were also made in finance, administration, engineering, manufacturing, operations, sales and marketing. Consequently, the number of employees during fiscal 1997 grew from 688 to 886. As a result of the increase in number of employees during fiscal year 1997, options to purchase 869,260 shares were granted. The availability of a sufficient amount of shares available for future option grants will be important if the Company enters into acquisitions that involve the retention of key employees of the acquisition candidate.

  The Company believes that the increase in the number of shares available under the 1995 Plan will enable the Company to provide appropriate incentives to its current and future employees, and will be sufficient to meet the Company's option granting requirements for the next year.

PROPOSED AMENDMENT

  The amendment, which is subject to stockholder approval, amends and restates
Article 4.1 of the 1995 Omnibus Incentive Plan to read as follows:

    "ARTICLE 4. SHARES AVAILABLE FOR GRANTS

      4.1 Basic Limitation. Shares issued pursuant to the Plan shall be authorized but unissued Shares and Shares acquired in the open market. The aggregate number of Shares reserved for award as Restricted Shares and Options shall be 2,975,000 Shares. Any shares that have been reserved but not awarded as Restricted Shares or Options during any calendar year shall remain available for award in any subsequent calendar year. The limitation of this Section 4.1 shall be subject to adjustment pursuant to Article 11."

FEDERAL INCOME TAX CONSEQUENCES

  The proposed amendment will have no effect upon the tax consequences to recipients of stock awards or option exercises under the 1995 Plan. Nor will the proposed amendment have any effect upon the tax consequences to the Company of stock awards, option exercises or stock sales under the 1995 Plan.

REQUIRED APPROVAL

  The affirmative vote of the holders of a majority of shares of Common Stock represented and voting at a duly held meeting at which a quorum is present is required to approve the amendment of the 1995 Omnibus Incentive Plan. Unless marked to the contrary, proxies received will be voted "FOR" approval of the amendment to the Company's 1995 Omnibus Incentive Plan.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR PROPOSAL 3.

       PROPOSAL 4--TO RATIFY THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ended July 31, 1998, subject to ratification by the stockholders. Representatives of Price Waterhouse LLP are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Price Waterhouse LLP has audited the Company's financial statements since April 10, 1995.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

  Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting must be received by the Secretary of the Company no later than June 26, 1998 in order that they may be included in the Company's proxy statement and form of proxy relating to that meeting.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

  Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 1997 except that (i) Trisha Dohren, Vice President, filed a Form 4 report which inadvertently failed to report an option exercise and sale which was subsequently reported on an amended Form 4, (ii) due to an oversight by the Company, Takeshi (John) Suzuki, Director, filed his initial Form 3 report late and Mr. Suzuki filed a late Form 4 report for a stock option grant and an option exercise and sale,
(iii) due to an oversight by the Company, Thomas Trent, Director, filed his initial Form 3 report late, and (iv) Paul Warkentin, Senior Vice President, filed an initial Form 3 report which inadvertently failed to report a warrant grant which was subsequently reported on an amended Form 3.

                                 OTHER MATTERS

  The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

  Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

                                          By Order of the Board of Directors.

                                          /s/ Richard S. Grey
                                          ----------------------
                                          Richard S. Grey
                                          Secretary

Hayward, California
October 24, 1997

  UPON WRITTEN REQUEST OF ANY STOCKHOLDER ENTITLED TO RECEIVE THIS PROXY STATEMENT, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE COMPANY AT 26460 CORPORATE AVENUE, HAYWARD, CALIFORNIA 94545, ATTENTION: INVESTOR RELATIONS. THE REQUEST MUST INCLUDE A REPRESENTATION BY THE STOCKHOLDER THAT AS OF OCTOBER 15, 1997, THE STOCKHOLDER WAS ENTITLED TO VOTE AT THE ANNUAL MEETING.

                                                                      4380-PS-97

                              ETEC SYSTEMS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P
R        The undersigned hereby authorizes Stephen E. Cooper, William Snyder
O   and Melanie Mock, as Proxies with full power in each to act without the
X   other and with the power of substitution in each, to represent and to
Y vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Etec Systems, Inc. to be held on December 2, 1997 or at any postponement or adjournment thereof on the following matters set forth on the reverse side.

                                                                 -------------
                                                                  SEE REVERSE
                 (Continued and to be signed on reverse side)        SIDE
                                                                 -------------

    Please mark
[X] votes as in
    this example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.
---

1. Proposal to elect eight Directors of the Company as set forth in the proxy.

Nominees: Stephen E. Cooper, Takeshi Suzuki, Edward Gelbach, John McBennett, William Ryan, William Siegel, Thomas Trent, Robert Wehril

                FOR            WITHHELD
              [     ]          [      ]


[    ]___________________________________
   For all nominees except as noted above

2. Proposal to amend the Company's seventh Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 40,000,000 to 60,000,000 shares.

                FOR             AGAINST            ABSTAIN
              [     ]           [     ]            [     ]

3. Proposal to amend the Company's 1995 Omnibus Incentive Plan to increase the number of shares of Common Stock available for issuance under the Plan form 1,875,000 to 2,975,000 shares.

                FOR             AGAINST            ABSTAIN
              [     ]           [     ]            [     ]


4. Proposal to ratify the appointment of Price Waterhouse LLP as the Company's Independent accountants for the fiscal year ended July 31, 1998.

                FOR             AGAINST            ABSTAIN
              [     ]           [     ]            [     ]


5. In their discretion, the proxies are authorized to vote upon such other business as many properly come before the meeting.

PLEASE MARK EACH DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.

Please sign where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

MARK HERE
FOR ADDRESS   [    ]
CHANGE AND
NOTE BELOW


MARK HERE
IF YOU
PLAN TO
ATTEND        [    ]
THE ANNUAL
STOCKHOLDERS
MEETING

Signature _____________ Date: __________ Signature ___________ Date: _________